                                                                   EXHIBIT 10.22





December 12, 1997

James Carr
9350 Sunset Drive, Suite 100
Miami, Florida 33173

Westbrooke Communities Inc.
Westbrooke at West Lake, Inc.
Westbrooke at Winston Trails, Inc.
Westbrooke at Pembroke Pines, Inc.
Westbrooke at Oakridge, Inc.
9350 Sunset Drive, Suite 100
Miami, Florida 33173

Attn: Mr. James Carr; President and Chief Executive Officer

Gentlemen:

This letter sets forth the intent of Pacific USA Holdings Corp., a Texas corporation ("Pacific USA"), Newmark Homes Corp., a Nevada corporation and wholly owned indirect subsidiary of Pacific USA ("Newmark"), and a corporation to be formed which will be a wholly owned subsidiary of Newmark ("Acquiring Entity"), James Carr ("Carr"), Westbrooke Communities, Inc., Westbrooke at West Lake, Inc., Westbrooke at Pembroke Pines, Inc., Westbrooke at Winston Trails, Inc., and Westbrooke at Oakridge, Inc. with respect to the purchase by Newmark of the business known as The Westbrooke Partnership (the "Business") on the following terms and conditions:

         1.      Basic Terms.

                 a. Acquisition of Business. Newmark will purchase 100% of the Business (except as contemplated in paragraph 8(b) hereof) of The Westbrooke Partnership, a Florida general partnership (the "Partnership"), which is conducted by and through Westbrooke Communities, Inc., Westbrooke at West Lake, Inc., Westbrooke at Pembroke Pines, Inc., Westbrooke at
                 Winston Trails, Inc., and Westbrooke at Oakridge, Inc. (herein collectively called the "Westbrooke Entities"). To facilitate the purchase of the Partnership, Newmark will purchase 100%
                 of the issued and outstanding stock (collectively "Stock") in the Westbrooke Entities. At closing, the Westbrooke Entities and the Key Employees described in paragraph 8(b) below shall own 100% of the outstanding partnership interests in
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December 12, 1997
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                 the Partnership.  The Stock shall be free from all liabilities and encumbrances.  Newmark shall make an election under
                 Section 338 of the Internal Code of 1986, as amended;
                 provided, however, if, as a result of such election, either Carr or the Key Employees shall have an effective tax rate of greater than the lowest capital gains rate then in effect and applicable as to each such person with respect to any purchase price paid in exchange for stock described herein, then
                 Pacific USA and Newmark will agree to adjust the respective purchase prices so that the net effective after-tax benefit to each of Carr and the Key Employees reflects the rate that would have been payable by each had such election not been made.

                 b. Letter of Credit. On or before December 29, 1997, Newmark will provide an irrevocable letter of credit in the amount of $10,000,000 on behalf of the Partnership in favor of Nations Bank. The Partnership shall obtain a loan in the amount of $10,000,000 from Nations Bank (the "Nations Bank Loan") which shall be used solely for the purpose of (x) paying in full the $7,500,000 loan made to the Partnership by Morgan Guaranty Trust Company of New York, as Trustee, and (y) purchasing the partnership interest in the Partnership owned by Athena Westbrooke Investors, L.P. The terms of the Nations Bank Loan shall be acceptable to both Newmark and the Partnership. If the Closing does not occur on or before January 2, 1998, the $10,000,000 Letter of Credit shall be returned to Newmark. As security for the return of the Letter of Credit, Carr shall pledge the Stock to Newmark and shall personally guarantee the obligation. Such pledge (as it relates to the $10 Million Letter of Credit) and the guaranty shall be released at the closing. In addition, all closing documents relating to the purchase of the Stock shall be escrowed with a third party acceptable to all parties hereto, with instructions to deliver the documents as instructed in an Escrow Agreement, the terms of which shall be acceptable to all parties hereto.

         2.      Purchase Price.

                 The purchase price for the Stock shall be as follows:

                 a. At closing, Newmark shall execute and deliver to Carr a non-negotiable Promissory Note in the original principal sum of $3,000,000 (the "Non-Negotiable Note") and a negotiable Promissory Note in the amount of $9,341,000 (the "Negotiable Note") (the Non-Negotiable Note and the Negotiable Note are herein collectively called the "Purchase Notes"), each earning interest at the rate of 6.45% per annum and being payable in five annual installments, commencing upon the first anniversary date of the closing. The initial principal payment, due on the first anniversary date of the closing, shall equal one-fifth (1/5) of the aggregate principal
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Westbrooke Communities, Inc.
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                 balance of the Purchase Notes and shall be applied solely to the Negotiable Note. The remaining annual installments for the Purchase Notes shall be payable in four equal installments, based on the principal balance of each Purchase Note. Interest shall be due and payable in five annual installments. The Purchase Notes shall contain the usual and customary provisions for attorneys' fees in the event of default; notice in the event of default with a thirty (30) day opportunity to cure; standard waivers; prepayment privileges without premium or penalty; and such other terms and provisions as may be mutually agreeable between Carr and Newmark. Finalization of the amount of the Negotiable Note versus the Non-Negotiable Note and payment terms of the Purchase Notes are subject to completion of due diligence by Newmark. The Purchase Notes shall initially be guaranteed by Pacific USA and secured by a pledge of one hundred percent (100%) of the Stock. The terms of the guaranty and pledge agreement shall be mutually acceptable to the parties. The parties agree that immediately following the receipt of the Collateral by Carr, as a result of a foreclosure under the pledge, any guaranties of indebtedness of the Acquired Entity by Pacific USA or its affiliates must be released, and Carr and the Partnership shall indemnify Pacific USA and its affiliates for any liability under such guaranties, pending such release. On the earlier to occur of (a) the closing of the initial public offering of Newmark, (b) the sale by Pacific USA of substantially all of the assets of Pacific Southwest Bank, or (c) June 30, 1998, Newmark shall deliver to Westbrooke, in substitution of the Pacific USA guaranty and the pledge of Stock, an irrevocable letter of credit in the amount of the outstanding principal balance of the Purchase Notes, plus one year's interest. If the letter of credit expires prior to the maturity date of the Purchase Notes, Newmark shall cause a renewal or replacement letter of credit to be issued not less than 30 days prior to such expiration. Any renewal or replacement letter of credit which expires prior to the maturity date of the Purchase Notes shall similarly be renewed or replaced by Newmark not less than 30 days prior to the expiration of such renewal or replacement letter of credit. The letter of credit shall be issued by Bank United, Bank One or another bank acceptable to Carr, which acceptance will not be unreasonably withheld. In the event Newmark is unable to deliver the letter of credit on or before June 30, 1998 for any reason, Newmark and Carr shall attempt to agree on alternative collateral acceptable to Carr, if the parties cannot agree on or before September 30, 1998, then the Purchase Notes shall be deemed in default and Carr can exercise all remedies under the Purchase Notes, the guaranty and the pledge agreement. In such event, neither Pacific USA nor Newmark shall have any right of subrogation or otherwise against the Partnership or Carr for the Letter of Credit described in paragraph 1.b. hereof.
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                 At the expiration of the two year survival period for
                 representations and warranties as described in Paragraph 5 hereof, a negotiable note shall be substituted for the Non-Negotiable Note.

                 b. In addition to the consideration paid at the Closing as set forth above, Newmark agrees to pay Carr additional consideration (herein called the "Additional Consideration") as set forth below. Carr's right to receive Additional Consideration shall be contingent, and shall be based upon the "Net Income" (as defined below) of the Acquiring Entity and its subsidiaries for a period of five years after the Closing. Additional Consideration shall be calculated and payable as follows:

                          (1) Additional Consideration shall be based on the consolidated Net Income of the Partnership and its subsidiaries, before federal and state income taxes, for the five fiscal years following the closing and shall be payable only if the Partnership achieves the cumulative "Threshhold Net Income" for each such fiscal year. The fiscal year end is December 31. Threshhold Net Income for each fiscal year shall be as follows.

                                             Threshhold      Cumulative
                                             ----------      ----------
                                             Net Income      Net Income
                                             ----------      ----------
                                   1998:     $3,400,000      $3,400,000
                                   1999:     $3,640,000       7,040,000
                                   2000:     $3,880,000      10,920,000
                                   2001:     $4,120,000      15,040,000
                                   2002:     $4,360,000      19,400,000

                                  If Cumulative Threshold Net Income is not achieved in one fiscal year and Additional Consideration for such year is not paid, but Cumulative Net Income in a subsequent fiscal year is achieved, the Additional Consideration for the prior year shall be paid in the fiscal year during which Cumulative Net Income is achieved.

                          (2)     For each fiscal year beginning January 1,
                                  1998 and ending December 31, 2002 in which
                                  the Threshhold Net Income has been achieved,
                                  Newmark shall pay Carr $900,000. Any payment for a fiscal year will be paid on or before ten (10) days following completion of the audit, but in any event prior to April 30 of the following year.
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December 12, 1997
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                          (3)     "Net Income" means, for any period in respect
                                  of which the amount thereof shall be
                                  determined, the aggregate of the net income for such period (taken as a cumulative whole), before federal and state income taxes, determined in accordance with generally accepted accounting principles, applied consistent with past practices of the Partnership ("GAAP"), and based on audited financial statements, modified as follows: To the extent included in the consolidated net income of the Acquiring Entity, Net Income shall exclude the effect of the following items:

                                        (i)      any extraordinary gain or loss;

                                        (ii)     any additional depreciation,
                                           amortization or other expense
                                           resulting from the write-up of any
                                           asset and any amortization of
                                           goodwill or other intangibles
                                           relating to the acquisition of the
                                           Westbrooke Entities by the Acquiring
                                           Entity;

                                        (iii)    any expenses, including
                                           interest, incurred in connection with
                                           (x) the financing of the acquisition
                                           of the Westbrooke Entities, including
                                           the $10,000,000 Nations Bank Loan and
                                           the Purchase Notes and (y) any loans
                                           provided to the Acquiring Entity or
                                           its subsidiaries by Newmark or any
                                           affiliate of Newmark in lieu of
                                           contribution of capital;

                                        (iv)     any gain, loss, income or
                                           expense resulting from a change
                                           in the Partnership's or the
                                           Westbrooke Entities' accounting
                                           methods, principles or practices
                                           after the closing;

                                        (v)      any expenses directly or
                                           indirectly incurred in connection
                                           with the acquisition of the
                                           Westbrooke Entities by the Acquiring
                                           Entity;

                                        (vi)     any expenses, gain or loss
                                           relating to The Adler Companies, Inc.
                                           (and its subsidiaries) which is
                                           currently a wholly owned subsidiary
                                           of Newmark;
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                                        (vii)    any overhead cost related to
                                           The Adler Companies, Inc. (and its
                                           subsidiaries), such costs to be
                                           allocated consistent with the
                                           Partnership's current methodology of
                                           allocating costs to jobs;

                                        (viii)   any corporate assessments or
                                           charges from Pacific USA or any of
                                           its affiliates other than the
                                           reimbursement of any out-of-pocket
                                           expenses incurred by Pacific USA (or
                                           any affiliate of Pacific USA) that
                                           the Acquired Entity (or its
                                           subsidiaries) would incur on a
                                           stand-alone basis (considering
                                           competitive market rates at which the
                                           same could be obtained from third
                                           party sources), and under no
                                           circumstances will any such
                                           reimbursement exceed, on a pro rata
                                           basis, the corresponding amounts
                                           charged to any other affiliate of
                                           Pacific USA; and

                                        (ix)     in the event capital of the
                                           Acquired Entity is dividended or
                                           distributed to Newmark (excluding
                                           however, tax payments under any Tax
                                           Sharing Agreement with Pacific USA),
                                           Net Income shall include deemed
                                           interest income on such funds
                                           equivalent to 9% per annum.

                                  If the Acquiring Entity is merged or
                                  consolidated with any other PUSA Entity
                                  during the period the Additional
                                  Consideration is payable, Net Income shall be determined only on the results of the Acquiring Entity's operations, as conducted prior to such merger or consolidation. The term "PUSA Entity" shall mean any entity which, at the time of determination, has been a member of the Pacific USA consolidated group for at least 6 months.

                          (4) Each payment of Additional Consideration shall be characterized as principal and interest. The portion of the payment that represents interest shall be determined by using the lowest federal mid-term rate under
                                  Section 1274 of the Code that is effective as of the closing date. The remaining portion of the payment shall constitute an installment payment of additional purchase price for the stock purchased.

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December 12, 1997
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                          (5)     It is understood and agreed that the
                                  Additional Consideration is contingent since it is based on future operations of the Acquired Company and its subsidiaries.

                          (6) The payment of the Additional Consideration shall be accelerated and due and payable in full upon the following events:

                                  (i)            termination of the Carr
                                  Employment Agreement other than for cause, which shall be defined in such agreement;

                                  (ii)           the sale by Acquiring Entity
                                  of substantially all of its assets to a
                                  single purchaser or a group of associated purchasers in one transaction, or a merger of Acquiring Entity with another entity or similar transaction (except with a PUSA Entity), other than through an orderly liquidation of assets as a result of a decision to abandon the Florida market due to two consecutive years of not meeting Threshhold Net Income.

                          (7) The Additional Consideration will cease and no longer be payable in the event of a voluntary termination of the Acquiring Entity's business and liquidation of its assets as a result of a decision to abandon the Florida market due to two consecutive years of not meeting Threshhold Net Income.

                          (8) During each of the fourth and fifth fiscal years, Newmark shall escrow with a third party acceptable to Carr, estimated Additional Consideration for such year on a quarterly basis.

                 c. The purchase price is based on the assumption that immediately prior to the consummation of this transaction, the consolidated stockholders equity of the Westbrooke Entities, determined in accordance with GAAP (except as follows), will be $5,000,000. For purposes of the calculation of consolidated stockholders equity, the effect of the following items shall be excluded: (i) any extraordinary gain or loss, and (ii) any expenses directly or indirectly incurred in connection with the sale of the Westbrooke Entities to Newmark. The purchase price will be adjusted based on a final audit as follows. The adjustment amount (which may be a positive or negative number) will be equal to (a) the consolidated stockholders' equity of the Westbrooke Entities as of the Closing Date determined in accordance with the foregoing, minus (b) $5,000,000. Any adjustment payable by Carr shall be reflected by an adjustment to the principal balance of the Purchase Notes. Any adjustment payable by Newmark
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Westbrooke Communities, Inc.
December 12, 1997
Page 8


                 shall be made by the delivery of a negotiable promissory note, bearing interest at 9% per annum and payable on or before June 30, 1998; provided, however, the parties agree that the payment terms of the note will be adjusted if the payment would have a detrimental effect on the cash flow of the Business.

                 d. The Acquiring Entity shall have the right to make a timely election under Section 338(h)(10) of the Code with respect to its purchase of the Stock, and shall seek equivalent treatment of such purchase under all applicable state and local tax laws, to the extent such treatment is
                 available.   If required, the Westbrooke Entities and Carr
                 shall join in such election.

         3.      Operation of the Business.

                 It is the intent of the parties that Carr will continue to manage the day to day operations of the Business in his role as President and Chief Executive Officer of the Acquiring Entity. Carr will not have authority to make major decisions, except with the approval of the Board of Directors of the Company. The following shall be included in major decisions:

                          a. acquire any real property or personal property having a purchase price exceeding $100,000 (tangible or intangible);

                          b. sell or otherwise dispose of all or any portion of the assets other than in the ordinary course of business;

                          c. modify in any material respect or refinance any indebtedness or incur any indebtedness on behalf of the Acquiring Entity or any of its subsidiaries;

                          d. except for advances under purchase agreements for real property, cause or permit the Acquiring Entity or any of its subsidiaries to make loans or advances to any person;

                          e. confess any judgment regardless of amount or settle any claim in an amount greater than $100,000;

                          f. create or modify any savings, bonus, deferred compensation, pension, profit sharing, retirement, insurance, severance or other fringe benefit, arrangement or practice or any other "employee benefit plan" as defined by ERISA, whether formal or informal, enter into or modify any
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Westbrooke Communities, Inc.
December 12, 1997
Page 9


                          employment agreement or commitment, enter into or engage in any negotiations with respect to any collective bargaining or union agreement or commitment, or agree to do any of the foregoing;

                          g. modification of compensation will be subject to the review and approval of the Acquiring Entity's Compensation Committee, provided however, that modification of compensation for non-key employees, on a case by case basis, to facilitate day to day operations and activities will be permitted;

                          h. commence construction of any speculative single-family residential dwellings (excluding model homes) if the number of such dwellings, together with the number of speculative single-family residential dwellings already owned by the Acquiring Entity and its subsidiaries (whether or not under construction), shall exceed fifty (50) and, except for such speculative dwellings, shall not undertake the construction of any residential dwelling other than pursuant to a binding contract for the purchase thereof entered into in the ordinary course of business.

         4.      Employment Agreement.

                 Carr shall be employed as President and Chief Executive Officer of the Acquiring Entity. Carr's employment agreement shall provide for termination only for cause, that he report only to the Chairman and that his title, job responsibilities and location of the performance of services not be changed
                 without his consent.   At the closing, an Employment Agreement
                 for a term of four (4) years shall be entered into between Carr and Acquiring Entity, which agreement shall contain such terms and conditions as shall be agreed upon by Newmark and Carr, including a covenant not to compete to the effect that, Carr will not (a) directly or indirectly, as an investor or otherwise, enter into a business or activity, except as otherwise agreed to in writing, similar to any of the business activities now being conducted by the Partnership or the Westbrooke Entities or (b) induce any employees of the Acquiring Entity, the Partnership or the Westbrooke Entities to leave their employment with Westbrooke. In addition, if Carr terminates the Employment Agreement without cause prior to the end of the term, he shall forfeit the balance of the compensation payable under such agreement from and after the date of such termination and he shall pay as liquidated damages to the Acquiring Entity an amount equivalent to twelve months of his then current base salary. If any breach by the Acquiring Entity of any payment obligation under the Employment Agreement shall occur and not be cured within 30 days after notice to the
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December 12, 1997
Page 10


                 Acquiring Entity, of if any breach by the Acquiring Entity of any other payment obligation under the definitive agreement shall occur and not be cured within 90 days after notice to the Acquiring Entity, then, at Carr's option, Carr may terminate the Employment Agreement and the covenant not to compete shall terminate.

                 In addition, Harold L. Eisenacher, Leonard R. Chernys and Diana Ibarria will enter into three (3) year employment agreements with the Acquiring Entity. Such agreements shall contain such terms and conditions as shall be agreed upon by such individuals and the Acquiring Entity, including a covenant not to compete and a liquidated damages provision in the event of termination by any such individual without cause on terms similar as contained in Carr's agreement.

         5.      Indemnification by Carr.

                 Carr shall make comprehensive representations and warranties concerning the Business. Carr shall indemnify and hold harmless Acquiring Entity, the Partnership and the Westbrooke Entities and their successors and assigns from all demands, claims, actions, assessments, losses, damages and attorney's fees and costs resulting from any undisclosed liabilities which arose prior to the closing relating to the Business or the breach of any representation or warranty. There shall be a deductible in the amount of $600,000 for indemnification relating to undisclosed liabilities and breaches. Notwithstanding the foregoing, there shall be no deductible for federal and state income taxes relating to periods prior to the Closing or for audit adjustments. Any indemnified liabilities in excess of the $600,000 deductible may be offset against the Non-Negotiable Note and the Additional Consideration.

                 Except as hereinafter provided, the representations and warranties shall survive for a period of two years. The representation related to federal and state income taxes shall continue until the applicable statutes of limitations have expired.
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         6.      Conduct Pending the Closing Date.

                 From the date hereof until the closing date, the Partnership and the Westbrooke Entities shall conduct its business in its ordinary manner consistent with prior practices, and will not engage in any transactions or incur any liability not in the ordinary course of business. Notwithstanding the foregoing, it is acknowledged and agreed that (a) Carr intends to dividend approximately $5,000,000 from the Westbrooke Entities to himself prior to the closing and (b) Westbrooke Communities, Inc. will convey to Carr the condominium in Beaver Creek prior to the Closing.

         7.      Review and Confidentiality.

                 Upon the signing of this letter by all of the parties hereto, Newmark and its agents shall have such access to the business and corporate records of Westbrooke and the premises of Westbrooke as it may reasonably request for the purpose of evaluating the property and assets of Westbrooke and conducting an investigation concerning the assets, contracts, trade accounts, pending or threatened law suits, and other relevant contractual, corporate and financial information. Newmark agrees that any information hereafter or heretofore obtained from Westbrooke shall be held in strict confidence and will be disclosed only to the employees, agents, attorneys and/or accountants of Newmark or Pacific USA involved in this transaction. In the event the transaction contemplated hereby shall not be consummated, any confidential information shall not be used or disclosed or revealed to any third party without the written consent of Westbrooke and shall be returned to Westbrooke. Upon the signing of this letter of intent by all parties, Newmark shall provide Westbrooke with the most recent audited and most recent unaudited financial statements of Newmark and Pacific USA. Westbrooke and its agents shall maintain such information in strict confidence and in the event the transaction contemplated hereby shall not be consummated, any confidential information shall not be used, disclosed or revealed to any third party without the written consent of Pacific USA and shall be returned to Pacific USA.

         8. Conditions to Closing. The following shall be conditions to closing:

                 a. Carr and the Westbrooke Entities shall have purchased all interests in the Partnership owned by Athena Westbrooke Investors, L.P. or persons or entities other than the Westbrooke Entities. All issued and outstanding partnership interests shall be owned by the Westbrooke Entities and the Key Employees immediately prior to Closing

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Page 12



                 b.       Profits Interest.

                 On or before December 30, 1997, Harold L. Eisenacher, Leonard
                 R. Chernys and Diana Ibarria (the "Employee Partners") will each be issued a .02% interest in the Partnership's Profits and Losses, share of Gain or Loss on the Disposition, and share of distributions of the Partnership (as those terms are defined in the Partnership Agreement). Employee Partners will not receive a capital interest or a vote with respect to the management of the Partnership. In addition, in the event the Partnership is sold within five years from the Admission Date (as defined below), each Employee Partners will receive 3.3% of the purchase price for the Partnership in excess of $200 million. Simultaneous therewith, the Employee Partners will be admitted as general partners to the Partnership (the "Admission Date"). On the Admission Date, the Partnership will file with the Secretary of the State of Florida a Statement of Partnership Authority in accordance with Section 620.8303, Florida Statutes, limiting the authority of each of the Employee Partners to enter into transactions on behalf of the Partnership.

                 c.      Put Option.

                 On or before December 30, 1997, each of the Employee Partners will enter into a Purchase Agreement with the Acquiring Entity. The Purchase Agreement will give the Employee Partners an option to put their entire interest in the Partnership (the "Partnership Interest") to Acquiring Entity (the "Put Option"). The Put Option will be exercisable at any time on or after January 1, 2000 to and including February 29, 2000 (the "Exercise Date") and paid on or before ten (10) days following completion of the audit of the Business for the fiscal year ending December 31, 1999, but in any event prior to April 30, 2000. The Put Option will provide that the Employee Partner may sell his or her entire right, title and interest in and to all (but not less than all) of his or her Partnership Interest of that Employee Partner to Acquiring Entity, in consideration for the following payments:


                 (1) For each of the first two fiscal years beginning January 1, 1998 and ending December 31, 1999, in which the cumulative Threshold Net Income has been achieved, Acquiring Entity shall pay the Employee Partner $200,000, plus the following additional amounts:

                 (i) 1.98% of the Net Income of the Partnership for each of the first two fiscal years beginning January 1, 1998 and ending December 31, 1999; and
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Westbrooke Communities, Inc.
December 12, 1997
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                 (ii)     an amount equal to the interest rate, which is the
                          lowest federal mid-term rate under Section 1274 of the Code that is effective on April 30, 1999, from April 30, 1999 and ending on April 29, 2000 on the following amounts: (x) 1.98% of the Net Income of the Partnership for the fiscal year ending December 31, 1998 and (y) provided that the cumulative Threshold Net Income has been achieved for the fiscal year ending December 31, 1998, $200,000.

                 (2) the following contingent amounts: (i) for each fiscal year beginning January 1, 2000 and ending December 31, 2002, in which the cumulative Threshold Net Income has been achieved, Acquiring Entity shall pay the Employee Partner $200,000 and (ii) 2% of the Net Income of the Partnership for each fiscal year beginning January 1, 2000 and ending December 31, 2002. Each payment for a fiscal year will be paid on or before ten (10) days following completion of the audit of the Business for such fiscal year, but in any event prior to April 30 of the following year.

                 (3) It is understood that the purchase price for the Employee Partner's Partnership Interest is contingent since it is based on future operations of the Acquired Company and its subsidiaries.

                 (4) The portion of the purchase price for the Employee Partner's Partnership Interest described in supbaragraphs 8(c)(1)(i), 8(c)(1)(ii)(x) and 8(c)(2)(ii) is also contingent upon the Employee Partner's continued employment with the Acquiring Entity. In the event the Employee Partner's employment is terminated by the Acquiring Entity for cause or by the Employee Partner without cause, which shall be defined in such Employee Partner's Employment Agreement with the Acquiring Entity, or because of death or disability, no further payments under supbaragraphs 8(c)(1)(i), 8(c)(1)(ii)(x) and 8(c)(2)(ii) will be made to such Employee Partner for his or her Partnership Interest, except for any amounts accrued and earned for fiscal years prior to such termination, and in the event of death or disability, a prorated amount of the current year's purchase price through the date of death or disability.

                 (5) The Threshold Net Income as it relates to the purchase price for an Employee Partner's Partnership Interest shall be determined on the same terms and conditions as determined with respect to Carr, unless otherwise provided herein.

Westbrooke Communities, Inc.
December 12, 1997
Page 14



         9.      Closing.

                 Closing of the purchase and sale contemplated hereby shall take place on January 2, 1998. Pacific USA agrees to guarantee all obligations of Newmark or the Acquiring Entity under the definitive agreement until the closing of the initial public offering of stock in Newmark. It is anticipated that the Acquiring Entity will pay the Nations Bank Loan in full upon the closing of (a) the closing of the initial public offering of stock in Newmark or (b) the sale of substantially all of the assets of Pacific Southwest Bank. At Closing Carr will be removed from all personal guarantees including, without limitation any guarantees relating to Nations Bank, Ohio Savings, performance of the Oakridge Contract and Master Surety Bond with General Accident Insurance Company.

         10.     Brokers.

                 None of the parties hereto have entered into any agreement or incurred any obligation either directly or indirectly, to pay any finder's fee or broker's commission or any similar compensation in connection with this transaction.

         11.     Conditions.

                 Consummation of the transactions contemplated hereby is expressly subject to the negotiation and execution of the definitive agreements contemplated by paragraphs 4 and 13.

         12.     Expenses.

                 Each party shall pay all of its expenses and costs incurred in connection with negotiating and consummating the transactions contemplated hereby; provided, however, that Newmark shall bear the cost of any Hart-Scott-Rodino filing if same shall be determined by the parties to be necessary.

         13.     Definitive Agreement.

                 Within thirty (30) days after full execution of this non-binding letter of intent, the parties hereto shall negotiate to reach a mutually satisfactory contract which shall address in more detail the terms set forth in this letter and such other terms as are agreed upon by the parties. After such thirty (30) day period, this letter of intent

Westbrooke Communities, Inc.
December 12, 1997
Page 15


                 shall terminate and the Westbrooke Entities and Carr shall have no obligation to continue negotiations with Newmark.

                 The parties agree that an arbitration provision will be included in the Employment Agreements and in the purchase agreement, providing for arbitration by the American Arbitration Association in Miami, Florida.

         14.     No Negotiations.

                 From the date hereof until the earlier of the expiration of the thirty (30) days described in Paragraph 13, or termination of negotiations with respect to the definitive agreement by mutual written consent, the Westbrooke Entities and Carr shall not, and will direct the officers, directors, financial advisors and counsel of the Westbrooke Entities not to, solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning, the Westbrooke Entities to any person or entity (other than Newmark and its representatives) in connection with any acquisition of the Partnership or the Westbrooke Entities, whether by merger, purchase of the capital stock, sale of all or substantially all of the assets or other takeover or business combination involving the Partnership or the Westbrooke Entities or in connection with any offering of stock of the Westbrooke Entities.

Westbrooke Communities, Inc.
December 12, 1997
Page 16



This letter is merely an expression of the intent of the parties with respect to the transactions contemplated hereby, and, except for paragraphs 10, 12 and 14 and the confidentiality provisions of paragraph 7 (all of which are enforceable obligations of the parties hereto) is not intended to be binding upon any of the parties hereto. It shall remain within the sole discretion of each party whether or not to enter into the contract and no party shall have any liability for failing to do so.

Please execute the enclosed counterpart of this letter to acknowledge your willingness to pursue negotiation of the contract upon the terms set forth in this letter, and return the executed counterpart to the undersigned.

Sincerely,

PACIFIC USA HOLDINGS CORP.,
on behalf of itself and Newmark Homes Corp.


By:  /s/ MICHAEL K. MCCRAW
    -------------------------------------
Name:            Michael K. McCraw
Title:           Chief Financial Officer

Westbrooke Communities, Inc.
December 12, 1997
Page 17


ACCEPTED AND AGREED TO
THIS 12TH DAY OF DECEMBER, 1997.

THE ENTITIES DESCRIBED ABOVE COMPRISING THE WESTBROOKE ENTITIES


By: /s/ JAMES CARR
    -------------------------------------
Name:            James Carr
Title:           President and Chief Executive Officer


/s/ JAMES CARR
-----------------------------------------
James Carr, Individually

/s/ HAROLD C. EISENACHER
-----------------------------------------
Harold C. Eisenacher, Individually

/s/ LEONARD R. CHERNYS
-----------------------------------------
Leonard R. Chernys, Individually

/s/ DIANA IBARRIA
-----------------------------------------
Diana Ibarria, Individually